Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-233543-02

Subject to Completion
Preliminary Prospectus Supplement, dated August 5, 2021

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 30, 2019)

$

Commonwealth Edison Company

First Mortgage      % Bonds, Series 131 due 2051

____________________

The Series 131 bonds will bear interest at the rate of     % per year. We will pay interest on the bonds on March 1 and September 1 of each year, beginning on March 1, 2022. The Series 131 bonds will mature on September 1, 2051. We refer to the Series 131 bonds as the bonds.

We may redeem some or all of the bonds at any time at the redemption prices described under “Description of the Bonds and Mortgage – Redemption at Our Option” in this prospectus supplement.

The bonds will be secured equally with all other bonds outstanding or hereafter issued under our Mortgage. There is no sinking fund for the bonds.

The bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange.

____________________

Please see “Risk Factors” on page S-6 of this prospectus supplement for a discussion of factors you should consider in connection with a purchase of the bonds.

Proceeds to ComEd
	Price to Public (1)		Underwriting Discount		Before Expenses (1)
Per Series 131 Bond		%		%		%
Total for Series 131 Bonds	$		$		$
____________________

(1)	Plus accrued interest from August , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The bonds are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company, including Clearstream Banking, S.A. and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about August      , 2021.

Joint Book-Running Managers
BNP PARIBAS	BofA Securities	US Bancorp	Wells Fargo Securities
SMBC Nikko		TD Securities

The date of this prospectus supplement is August      , 2021.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the bonds, before you make your investment decision. This prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (SEC) that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decisions. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

TABLE OF CONTENTS

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Commonwealth Edison Company and about the bonds. This prospectus supplement and the accompanying prospectus also refer to information contained in other documents that we file with the SEC. To the extent the information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation (as defined herein). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of bonds in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity that is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of bonds that are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Commonwealth Edison Company nor the underwriters have authorized, nor do they authorize, the making of any offer of bonds other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom's Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the bonds offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the bonds offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

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The accompanying prospectus also includes information about Exelon Corporation (Exelon) and our affiliates Exelon Generation Company, LLC (Generation), PECO Energy Company (PECO), Baltimore Gas and Electric Company (BGE), Potomac Electric Power Company (Pepco), Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) and their securities, which does not apply to us or the bonds. Commonwealth Edison Company is a subsidiary of Exelon. The bonds are solely our obligations and not obligations of Exelon or of any of our affiliates.

Unless the context otherwise indicates, when we refer to “ComEd,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Commonwealth Edison Company and unless the context otherwise indicates, does not include any of our subsidiaries or affiliates.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of ComEd’s 2020 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Notes 3 and 19, as those items may be updated in the following sections of ComEd’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021: Part II, ITEM 1A, Risk Factors, Part I, ITEM 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part I, Item 1, Financial Statements, Notes 3 and 15; and (c) other factors discussed herein and in other filings with the SEC by ComEd, as applicable. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

COMMONWEALTH EDISON COMPANY

ComEd is engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois. ComEd is a public utility under the Illinois Public Utilities Act subject to regulation by the Illinois Commerce Commission (ICC) related to distribution rates and service, the issuance of securities and certain other aspects of ComEd’s business. ComEd is a public utility under the Federal Power Act subject to regulation by the Federal Energy Regulatory Commission (FERC) related to transmission rates and certain other aspects of ComEd’s business. Specific operations of ComEd are also subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, ComEd is subject to mandatory reliability standards set by the North American Electric Reliability Corporation.

ComEd’s retail service territory has an area of approximately 11,400 square miles and an estimated population of 9.6 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 2.7 million. ComEd has approximately 4.1 million customers.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Suite 3300, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

				Six Months Ended
	Year Ended December 31,			June 30,
	2020	2019	2018	2021	2020
	($ in millions)			($ in millions)
				(unaudited)
Income Statement Data
Operating revenues	$5,904	$5,747	$5,882	$3,052	$2,856
Operating income	954	1,171	1,146	646	359
Net income	438	688	664	390	107

Cash Flow Data
Cash interest paid, net of amount capitalized	$371	$343	$332	$182	$178
Capital expenditures (a)	(2,217)	(1,915)	(2,126)	(1,162)	(1,029)
Net cash flows provided by operating activities	1,324	1,703	1,749	558	498
Net cash flows used in investing activities	(2,215)	(1,886)	(2,097)	(1,150)	(1,033)
Net cash flows provided by financing activities	893	256	534	541	856

	As of December 31,			As of June 30,
	2020	2019	2018	2021
	($ in millions)			($ in millions)
				(unaudited)
Balance Sheet Data
Property, plant and equipment, net	$24,557	$23,107	$22,058	$25,170
Regulatory assets, including current portion	2,028	1,761	1,600	2,144
Goodwill	2,625	2,625	2,625	2,625
Total assets	34,466	32,765	31,213	35,324
Regulatory liabilities, including current portion	6,692	6,742	6,343	6,600
Long-term debt, including debt due within one year	8,983	8,491	8,101	9,675
Long-term debt to financing trust	205	205	205	205
Total liabilities	23,137	22,088	20,966	23,464
Total shareholders’ equity	11,329	10,677	10,247	11,860
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(a)	These amounts include investment in plant and plant removals, net.

Notes to Summary Financial Information

Several of our more significant rate-related and legal matters are summarized below:

●

Energy Distribution Formula Rate.

Pursuant to the Illinois Energy Infrastructure Modernization Act and the Illinois Future Energy Jobs Act (FEJA), our electric distribution rates are established through a performance-based formula, which sunsets at the end of 2022. The electric distribution formula rate includes decoupling provisions and, as a result, our electric distribution formula rate revenues are not impacted by abnormal weather, usage per customer, or number of customers. We are required to file an annual update to our electric distribution formula rate on or before May 1st, with resulting rates effective in January of the following year. Our annual electric distribution formula rate update is based on prior year actual costs and current year projected capital additions (initial year revenue requirement). The update also reconciles any differences between the revenue requirement in effect for the prior year and actual costs incurred from the year (annual reconciliation).

Our 2020 approved revenue requirement reflected an increase of $51 million for the initial year revenue requirement for 2020 and a decrease of $68 million related to the annual reconciliation for 2018. The revenue requirement for 2020 and the revenue requirement for 2018 provided for a weighted average debt and equity return on distribution rate base of 6.51% inclusive of an allowed ROE of 8.91%, reflecting the monthly average yields for 30-year treasury bonds plus 580 basis points.

Our 2021 approved revenue requirement reflects an increase of $50 million for the initial year revenue requirement for 2021 and a decrease of $64 million related to the annual reconciliation for 2019. The revenue requirement for 2021 and the revenue requirement for 2019 provide for a weighted average debt and equity return on distribution rate base of 6.28% inclusive of an allowed ROE of 8.38%, reflecting the monthly average yields for 30-year treasury bonds plus 580 basis points.

On April 16, 2021, we filed our annual distribution formula rate update with the ICC. The filing establishes the revenue requirement used to set the rates that will take effect in January 2022 after the ICC’s review and approval, which is due in the fourth quarter of 2021. The requested revenue requirement reflects an increase of $40 million for the initial year revenue requirement for 2022 and an increase of $11 million related to the annual reconciliation for 2020. The revenue requirement for 2022 provides for a weighted average debt and equity return on distribution rate base of 5.72%, inclusive of an allowed ROE of 7.36%, reflecting the average monthly yields for 30-year treasury bonds plus 580 basis points. The reconciliation revenue requirement for 2020 provides for a weighted average debt and equity return on distribution rate base of 5.69%, inclusive of an allowed ROE of 7.29%, reflecting the average monthly yields for 30-year treasury bonds plus 580 basis points less a performance metrics penalty of 7 basis points.

●

Cumulative Persisting Annual Energy Efficiency Megawatt-hour (MWh) Savings Goals.

FEJA allows us to defer energy efficiency costs (except for any voltage optimization costs which are recovered through the electric distribution formula rate) as a separate regulatory asset that is recovered through the energy efficiency formula rate over the weighted average useful life, as approved by the ICC, of the related energy efficiency measures. We earn a return on the energy efficiency regulatory asset at a rate equal to our weighted average cost of capital, which is based on a year-end capital structure and calculated using the same methodology applicable to our electric distribution formula rate. Beginning January 1, 2018 through December 31, 2030, the return on equity that we earn on our energy efficiency regulatory asset is subject to a maximum downward or upward adjustment of 200 basis points if our cumulative persisting annual MWh savings falls short of or exceeds specified percentage benchmarks of our annual incremental savings goal. We are required to file an update to our energy efficiency formula rate on or before June 1st each year, with resulting rates effective in January of the following year. The annual update is based on projected current year energy efficiency costs, PJM capacity revenues, and the projected year-end regulatory asset balance less any related deferred income taxes (initial year revenue requirement). The update also reconciles any differences between the revenue requirement in effect for the prior year and actual costs incurred from the year (annual reconciliation). The approved energy efficiency formula rate also provides for revenue decoupling provisions similar to those in our electric distribution formula rate.

Our 2021 approved revenue requirement reflects an increase of $45 million for the initial year revenue requirement for 2021 and an increase of $3 million related to the annual reconciliation for 2019. The revenue requirement for 2021 provides for a weighted average debt and equity return on the energy efficiency regulatory asset and rate base of 6.28% inclusive of an allowed ROE of 8.38%, reflecting the monthly average yields for 30-year treasury bonds plus 580 basis points.

On June 1, 2021, we filed our annual energy efficiency formula rate update with the ICC. The filing established the revenue requirement used to set rates that will take effect in January 2022 after the ICC’s review and approval. The requested revenue requirement reflects an increase of $55 million for the initial year revenue requirement for 2022 and a decrease of $1 million related to the annual reconciliation for 2020. The revenue requirement for 2022 provides for a weighted average debt and equity return on the energy efficiency regulatory asset and rate base of 5.72%, inclusive of an allowed ROE of 7.36%, reflecting the monthly average yields for 30-year treasury bonds plus 580 basis points. For the 2020 reconciliation year, the requested revenue requirement provides for a weighted average debt and equity return on the energy efficiency regulatory asset and rate base of 6.26%, inclusive of an allowed ROE of 8.46%, which includes an upward performance adjustment that can either increase or decrease the ROE.

For the energy efficiency formula, we record a regulatory asset or liability and corresponding increase or decrease to operating revenues for any differences between the revenue requirement in effect and our best estimate of the revenue requirement expected to be approved by the ICC for that year’s reconciliation. For the other rate riders established under FEJA, we record a regulatory asset or liability for any differences between revenues and incurred expenses.

●

Transmission Formula Rate

Our transmission rates are established based on a FERC-approved formula. We are required to file an annual update to the FERC-approved formula on or before May 15, with the resulting rates effective on June 1 of the same year. Our annual update is based on prior year actual costs and current year projected capital additions (initial year revenue requirement). Our update also reconciles any differences between the revenue requirement in effect beginning June 1 of the prior year and actual costs incurred for that year (annual reconciliation).

We filed our annual transmission formula rate update for 2021, which reflected an increase of $33 million for the initial revenue requirement for 2021 and an increase of $12 million related to the annual reconciliation for 2020. The revenue requirement for 2021 and the annual reconciliation for 2020 provides for a weighted average debt and equity return on transmission rate base of 8.20%, inclusive of an allowed ROE of 11.50%. As part of the FERC-approved settlement of our 2007 transmission rate case, the rate of return on common equity is 11.50%, inclusive of a 50-basis-point incentive adder for being a member of a regional transmission organization, and the common equity component of the ratio used to calculate the weighted average debt and equity return for the transmission formula rate is currently capped at 55%. The updated transmission rate was effective June 2021.

●

Deferred Prosecution Agreement and Related Matters.

Exelon and we received a grand jury subpoena in the second quarter of 2019 from the U.S. Attorney’s Office for the Northern District of Illinois (USAO) requiring production of information concerning Exelon’s and our lobbying activities in the State of Illinois. On October 4, 2019, Exelon and we received a second grand jury subpoena from the USAO requiring production of records of any communications with certain individuals and entities. On October 22, 2019, the SEC notified Exelon and us that it had also opened an investigation into Exelon’s and our lobbying activities.

On July 17, 2020, we entered into a Deferred Prosecution Agreement (DPA) with the USAO to resolve the USAO investigation. Under the DPA, the USAO filed a single charge alleging that we improperly gave and offered to give jobs, vendor subcontracts, and payments associated with those jobs and subcontracts for the benefit of the then Speaker of the Illinois House of Representatives and the Speaker’s associates, with the intent to influence the Speaker’s action regarding legislation affecting our interests. The DPA provides that the USAO will defer any prosecution of such charge and any other criminal or civil case against us in connection with the matters identified therein for a three-year period subject to specified obligations, including payment by us to the U.S. Treasury of $200 million, which was paid in November 2020.

The SEC’s investigation remains ongoing and Exelon and we have cooperated fully and intend to continue to cooperate fully with the SEC. Exelon and we cannot predict the outcome of the SEC investigation. No loss contingency has been reflected in Exelon's and our consolidated financial statements with respect to the SEC investigation, as this contingency is neither probable nor reasonably estimable at this time.

Subsequent to Exelon announcing the receipt of the USAO subpoenas, various lawsuits have been filed and various demand letters have been received related to the subject of the subpoenas, the conduct described in the DPA and the SEC's investigation. The lawsuits include several putative class actions. No loss contingencies have been reflected in Exelon’s and our consolidated financial statements with respect to these matters, as such contingencies are neither probable nor reasonably estimable at this time.

See Notes 3 and 15 of the Combined Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and Notes 3 and 19 of the Combined Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, for additional information regarding the regulatory and legal matters discussed above.

RISK FACTORS

Your investment in the bonds will involve certain risks. You should carefully consider the following discussion and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement and the accompanying prospectus, the factors listed under “Forward-Looking Statements” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the bonds. See “Where You Can Find More Information” in this prospectus supplement.

There is no assurance that a public market will develop for the bonds.

The bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the bonds offered hereby, the ability of any investor to sell any of the bonds, or the price at which investors would be able to sell them. If a market for the bonds does not develop, investors may be unable to resell the bonds for an extended period of time, if at all. If a market for the bonds does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of their bonds. Consequently, investors may not be able to liquidate their investments readily, and lenders may not readily accept the bonds as collateral for loans.

USE OF PROCEEDS

We expect to receive net proceeds from the issuance and sale of the bonds of approximately $                , after deducting the underwriting discount and other estimated fees and expenses payable by us. We intend to use the net proceeds to refinance $350 million of First Mortgage 3.40% Bonds, Series 112 that are maturing on September 1, 2021, and for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2021, and as adjusted to give effect to the issuance and sale of the bonds and the application of the net proceeds from this offering as set forth under “Use of Proceeds” in this prospectus supplement. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of June 30, 2021
	Actual	As Adjusted
	($ in millions)
	(unaudited)
Long-term debt:
First Mortgage Bonds, including $350 million of current
maturities	$9,675	$
Long-term debt to financing trust	205
Other (a)	(103)
Total shareholders’ equity	11,860
Total capitalization, including $350 million of current maturities	$21,637	$
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(a)	Includes unamortized debt discounts and premiums and capital leases.

DESCRIPTION OF THE BONDS AND MORTGAGE

The bonds will be issued under our Mortgage dated July 1, 1923 (Mortgage), as amended and supplemented and as further supplemented by a supplemental indenture creating the bonds. The bonds will bear interest at the rate per annum and will be due and payable on the date set forth on the cover page of this prospectus supplement. We are issuing the bonds on the basis of bondable bond retirements. See “–Property Additions/Bondable Bond Retirements” below for the meaning of the term “net property additions.”

We refer to this Mortgage in this prospectus supplement as the “Mortgage” and to BNY Mellon Trust Company of Illinois as the “Mortgage Trustee.” The terms “lien of Mortgage,” “mortgage date of acquisition,” “permitted lien,” “prior lien,” “prior lien bonds,” “property additions,” “bondable bond retirements,” and “utilized under the Mortgage” are used in this prospectus supplement with the meanings given to those terms in the Mortgage.

The Mortgage contains provisions under which substantially all of the properties of our electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc., or the Indiana Company, might be subjected to the lien of the Mortgage, if we should so determine, as additional security for our bonds, whereupon that subsidiary would become a “mortgaged subsidiary,” as defined in the Mortgage. Since we have not as yet made any determination as to causing the Indiana Company to become a mortgaged subsidiary, those provisions of the Mortgage that are summarized below that discuss a mortgaged subsidiary as well as us, relate to us only.

We have summarized selected provisions of the Mortgage below. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Mortgage. We suggest that you read the complete text of the Mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Securities Offered

The bonds will initially be limited in aggregate principal amount to $           . Subject to the limitations described in this prospectus supplement, we may issue additional mortgage bonds under our Mortgage with the same priority as the bonds offered by this prospectus supplement, including mortgage bonds having the same series designation and terms (except for the public offering price, the issue date and, if applicable, the first interest payment date) as the bonds offered by this prospectus supplement, without the approval of the holders of the outstanding mortgage bonds issued under our Mortgage, including the bonds offered by this prospectus supplement. The bonds will be secured equally with all other bonds outstanding or hereafter issued under our Mortgage.

Principal, Maturity and Interest

The bonds will initially be limited in aggregate principal amount to $           . The bonds will be issued in book-entry form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The bonds will mature on September 1, 2051. Interest will be payable on the bonds semi-annually on March 1 and September 1 of each year, beginning on March 1, 2022, until the principal is paid or made available for payment. Interest on the bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the bonds will be made to the person in whose name those bonds are registered at the close of business on the record date for the relevant interest payment date, which shall be February 15 and August 15 for the interest payment dates on March 1 and September 1, respectively. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

For so long as the bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder’s registered address. Payment of principal of the bonds in certificated form will be made against surrender of those bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York, New York.

Redemption at Our Option

At any time prior to March 1, 2051 (six months prior to the maturity date of the bonds), we may, at our option, redeem the bonds in whole or in part at any time at a redemption price equal to the greater of:

●	100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, or
●	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if such bonds matured on March 1, 2051, but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus basis points, plus accrued and unpaid interest to the redemption date.

At any time on or after March 1, 2051 (six month prior to the maturity date of the bonds), we may, at our option, redeem the bonds in whole or in part at any time at a redemption price equal to 100% of the principal amount of those bonds to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 30 days, but not more than 45 days before the redemption date to each registered holder of the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions of the bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds to be redeemed (assuming, for this purpose, that the bonds matured on March 1, 2051) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those bonds.

“Comparable Treasury Price” means, with respect to any redemption date:

●	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or
●	if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of (a) BNP Paribas Securities Corp., (b) BofA Securities, Inc., (c) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and (d) Wells Fargo Securities, LLC, and in each case their respective successors and affiliates, unless any of them ceases to be a primary U.S. Government securities dealer in the United States of America (“Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

Book-Entry System

We will issue the bonds in the form of one or more global bonds in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds in DTC’s records. The ownership interest of each actual purchaser of bonds is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the bonds will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global bonds, such nominee for all purposes will be considered the sole owner or holder of the bonds for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the bonds registered in their names, will not receive or be entitled to receive physical delivery of the bonds in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the bonds at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the bonds has occurred and is outstanding, bonds certificates in fully registered form are required to be printed and delivered to beneficial owners of the global bonds representing such bonds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the bonds to or receiving interests in the bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the bonds received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

None of us, the trustee or the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice to direct participants or beneficial owners.

Security

The Mortgage is a first mortgage lien on substantially all property and franchises currently owned by us. Our transmission and distribution assets are the principal properties subject to the lien of the Mortgage. In addition, any property and franchises hereafter acquired by us will also become subject to the lien of the Mortgage. The lien of the mortgage does not attach to expressly excepted property, as described in the next paragraph, and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the Bankruptcy Reform Act of 1978. The lien is also subject to permitted liens, as described below, and, in the case of after–acquired property, liens, if any, existing or placed on that property at the time of acquisition thereof.

There are expressly excepted from the lien of our Mortgage, whether now owned or hereafter acquired, certain real estate not used in the public utility business, real estate held by us in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment.

We have agreed under the Mortgage to hold legal title to the mortgaged property free and clear of all liens other than permitted liens, as defined in the Mortgage. Permitted liens are generally liens or restrictions that do not materially interfere with our use of the mortgaged property for the conduct of our business. Permitted liens include liens for real estate taxes, assessments and governmental charges that are not delinquent or are being contested in good faith; liens for judgments that are being appealed or whose enforcement has been stayed; rights reserved to or vested in municipalities or public authorities under franchises, grants, licenses or permits held by us; leases; easements, reservations, exceptions, conditions, limitations and restrictions affecting the mortgaged property which do not materially interfere with our use of the mortgaged property; zoning laws and ordinances; and inconsequential defects or irregularities in title that, in the opinion of our counsel, may be properly disregarded. In the event that the Mortgage lien on a particular piece of mortgaged property were to be foreclosed, such property would remain subject to liens for taxes on that property. Other liens on that property, to the extent prior to the lien of the Mortgage and representing monetary obligations, would be entitled to payment from the foreclosure sale proceeds prior to any sums being paid to the holders of the bonds.

The bonds will rank equally with all bonds, irrespective of series, now or hereafter outstanding under our Mortgage.

Acquisitions of Property Subject to Prior Liens

We covenant in the Mortgage that we will not acquire any property subject to a prior lien (other than a permitted lien):

●	if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66–2/3% of the fair value of such part of such property as shall consist of property of the character of property additions; and

●	unless the net earnings of such property for any twelve–month period within the immediately preceding fifteen–month period shall have been at least two and one–half times the annual interest on all prior lien bonds secured by prior liens on such property.

We also covenant that we will not transfer all or substantially all of our property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by us under the provisions of such covenant with respect to the acquisition of property subject to a prior lien.

We covenant in the Mortgage that we will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, we will promptly procure or cause to be procured the cancellation and discharge of that prior lien. We further covenant that upon the discharge of a prior lien we will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Mortgage Trustee, except to the extent required to be deposited with the trustee under another prior lien.

Release of Property from Mortgage

Provided that we are not in default under the Mortgage, the Mortgage allows us to release property from the lien of the Mortgage in connection with its sale or other disposition. Under these provisions, we may obtain the release of mortgaged property by:

●	delivering to the Mortgage Trustee specified certificates describing the property to be sold or disposed and the consideration to be received and stating its fair value;
●	delivering an opinion of counsel as to compliance with the provisions of the Mortgage governing such release; and
●	depositing cash with the Mortgage Trustee in an amount equal to the fair value of the property to be released, subject to reduction or elimination as hereinafter described.

“Fair value” is defined as the fair value to us of the property in question. Fair value is determined by one of our engineers; however, a determination by an independent engineer is also required if the fair value of the property in question exceeds 1% or more of the outstanding principal amount of the bonds under the Mortgage. The required cash deposit may be reduced, or eliminated entirely, by utilizing net property additions or bondable bond retirements not previously utilized under the Mortgage.

We have used these provisions from time to time to release substantial amounts of property from the lien of the Mortgage. In December 1999, we obtained the release of our fossil generation assets in connection with their sale to a third party. In January 2001, we obtained the release of, among other things, our nuclear generation assets in connection with their transfer to our affiliate, Generation, as part of the restructuring undertaken by Exelon. In both cases, the releases were accomplished without the deposit of cash due to the availability of sufficient amounts of unutilized bondable bond retirements and net property additions.

Issuance of Additional Bonds

The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the bonds that may be sold pursuant to this prospectus supplement but, as indicated below, we may, subject to certain limitations, acquire property subject to prior liens. Nonetheless, subject to the limitations discussed above, we may issue additional bonds under the Mortgage with the same priority as the bonds that may be sold pursuant to this prospectus supplement, including bonds having the same series designation and terms as the bonds that may be sold pursuant to this prospectus supplement, without the approval of the holders of outstanding bonds under the Mortgage, including the holders of any outstanding bonds issued pursuant to this prospectus supplement.

The aggregate principal amount of other bonds that may be issued under the Mortgage and that, as to security, will rank equally with the bonds that may be sold pursuant to this prospectus supplement is not limited except as indicated below. Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

●	66–2/3% of net property additions not previously utilized under the Mortgage;
●	the amount of cash deposited with the Mortgage Trustee as the basis for the issuance of those bonds; and
●	the amount of bondable bond retirements not previously utilized under the Mortgage;

provided, however, that no bonds may be issued on the basis of net property additions or deposited cash, or on the basis of bondable bond retirements if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except when the bonds retired or being retired mature within two years), unless our net earnings for any twelve–month period within the immediately preceding fifteen–month period shall have been equal to at least two and one–half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then proposed to be issued but not including any bonds then being retired.

The Mortgage provides that cash deposited with the Mortgage Trustee as a basis for the issuance of bonds shall be:

●	paid over to us in an amount, certified to the Mortgage Trustee, equal to 66–2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or

●	applied to the purchase or redemption of bonds.

“Net earnings” means our earnings as defined in the Mortgage after deducting all charges except:

●	charges for the amortization, write–down or write–off of acquisition adjustments or intangibles;
●	property losses charged to operations;
●	provisions of income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of those taxes;
●	interest charges; and
●	amortization of debt and stock discount and expense or premium.

Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be.

Net nonoperating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings. The net earnings calculation under the Mortgage is not affected by certain accounting write–offs related to plant costs.

Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued and it does not contain any restrictions on the issuance of unsecured indebtedness. In addition, the Mortgage does not prohibit a merger or sale of substantially all of our assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

Property Additions/Bondable Bond Retirements

As of August 4, 2021, the amount of net property additions not utilized under the Mortgage is approximately $4.96 billion, and the amount of bondable bond retirements not previously utilized under the Mortgage is approximately $2.29 billion.

“Bondable bond retirements” means an amount equal to the principal amount of bonds retired by application of funds deposited with the Mortgage Trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund.

“Net property additions” means the amount of $50,000,000, plus the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all “current provisions for depreciation” made by us after December 1, 1944, after deducting from those current provisions for depreciation the amount of the “renewal fund requirement,” if any, for the year 1945 and subsequent years.

“Current provisions for depreciation” for any period means the greater of:

●	the total of the amounts appropriated by us for depreciation during that period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage value for that period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write–down or write–off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

●	an amount equal to one–twelfth of 2% for each calendar month of that period (or such lesser percentage, as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of that month, of all depreciable property of the character of property additions not subject to a prior lien.

Renewal Fund Requirement

We covenant in the Mortgage that we will pay or cause to be paid to the Mortgage Trustee each year an amount of cash equal to the excess, if any, of current provisions for depreciation for that year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for that year. That excess amount, which constitutes the renewal fund requirement for that year, is subject to reduction by an amount equal to the amount, certified to the Mortgage Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage. There was no renewal fund requirement for any of the years 1945 through 2020, except as noted in the following table. Any renewal fund requirement was satisfied by certifying an equivalent amount of property additions, except as indicated in the table.

Renewal Fund Requirement
	Amount		Amount			Amount
Year	(in millions)	Year	(in millions)		Year	(in millions)
1989	$140.7	1994	$193.6		2004	$270.7
1990	1.0	1995	15.0	*
1993	50.9	1996	139.9	*
____________________
*	Satisfied by certifying an equivalent amount of bondable bond retirements.

Modification of Mortgage

In general, modifications or alterations of the Mortgage and of the rights and obligations of us and of the bondholders, and waivers of compliance with the Mortgage, may, with our approval, be made at a meeting of bondholders upon the affirmative vote of bondholders owning 80% of the principal amount of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of time or times of payment of the principal of or the interest or the premium, if any, on any bonds or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage.

Concerning the Mortgage Trustee and the Co–Trustee

An affiliate of the Mortgage Trustee provides general banking services, including those as a depository, for us and certain of our affiliates. The affiliate is also one of the lenders under credit agreements with us and our affiliates.

D. G. Donovan, Co–Trustee under the Mortgage, is an officer of the Mortgage Trustee.

Rights Upon Default

The Mortgage provides that in case any one or more of certain specified events (defined as “completed defaults”) shall occur and be continuing, the Mortgage Trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable. The Mortgage Trustee, upon request of the holders of a majority in principal amount of the outstanding bonds, shall waive such default and rescind any such declaration if such default is cured.

The Mortgage further provides that upon the occurrence of one or more completed defaults, the Mortgage Trustee and the Co–Trustee may proceed by such suits of law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Mortgage Trustee and the Co–Trustee, being advised by counsel, shall determine.

Holders of bonds have no right to enforce any remedy under the Mortgage unless the Mortgage Trustee and the Co–Trustee have first had a reasonable opportunity to do so following notice of default to the Mortgage Trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Mortgage Trustee and the Co–Trustee with offer of indemnity satisfactory to the Mortgage Trustee and the Co–Trustee against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder’s bonds when due.

Default and Notice Thereof to Bondholders

The Mortgage provides that the following shall constitute completed defaults:

●	default shall be made by us in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;
●	default shall be made by us in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;
●	default shall be made by us in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to us (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal amount of the bonds;

●	default shall be made by us in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to us by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal of the bonds;

●	bankruptcy, receivership or similar proceedings shall be initiated by us, or any judgment entered in such proceedings initiated against us shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

●	default shall be made in the observance or performance of any other of our covenants, conditions or agreements contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to us and the Mortgage Trustee by the holders of not less than 25% in principal amount of the bonds.

Within 90 days after the occurrence of any default which is known to the Mortgage Trustee and the Co–Trustee, the Mortgage Trustee and the Co–Trustee shall give to the bondholders notice of such default unless it shall have been cured; except, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, if the Mortgage Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the Co–Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders.

Certificates and Opinions

Officers’ certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on our properties subject to the lien of the Mortgage must be filed as exhibits to our certificate filed annually with the Mortgage Trustee. In connection with the taking of various actions by the Mortgage Trustee and the Co–Trustee, or the Mortgage Trustee upon our application, including the authentication and delivery of additional bonds, the release of property, the reduction or withdrawal of cash and other matters, the Mortgage requires that we furnish to the Mortgage Trustee orders, requests, resolutions, certificates of the officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependent upon the nature of the application.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the bonds. This discussion deals only with bonds that are beneficially held as capital assets (as that term is defined in Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a purchaser of the bonds at their original offering price when originally offered by us. The statements set forth in the following discussion, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, represent the opinion of Sidley Austin LLP, our U.S. tax counsel.

This discussion is based on the Code, regulations issued under the Code and associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. The Code, regulations and interpretations, however, may change at any time, and any change could be retroactive. This discussion does not represent a detailed description of the U.S. federal income tax consequences to purchasers of the bonds in light of their particular circumstances. This discussion is not a detailed description of the U.S. federal income tax consequences applicable to beneficial owners of bonds subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, banks, thrifts and certain financial institutions, retirement plans, individual retirement accounts or other tax deferred accounts, real estate investment trusts, regulated investment companies, brokers, dealers or traders in securities, currencies or notional principal contracts, persons holding a bond as a position in a straddle, hedging, constructive sale or conversion transaction or integrated transaction for U.S. federal tax purposes, persons who mark their securities to market for U.S. federal income tax purposes, accrual method taxpayers that report revenues on an applicable financial statement, partners in partnerships or owners of other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies” and their shareholders, government instrumentalities and agencies, certain former citizens or residents of the United States, part-year non-resident aliens, and “United States persons” (within the meaning of the Code) whose functional currency is other than the United States dollar). This discussion does not address U.S. federal estate and gift tax consequences, alternative minimum tax consequences, any non-U.S., state or local tax consequences, tax treaties or any non-income tax consequences of the ownership and disposition of the bonds to the beneficial owner of a bond. Furthermore, this summary does not address the tax consequences to any shareholder, beneficiary or other owner of a holder of bonds. There can be no assurance that a change in law will not alter significantly the tax considerations described in this discussion. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or the IRS, with respect to any of the tax consequences discussed below and no assurances can be given that the IRS will not successfully assert contrary positions to those described herein.

If an entity or an arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes holds a bond, the tax consequences to a partner or other owner of the entity or arrangement will generally depend upon the status of the partner (or other owner) and the activities of the entity or arrangement. Partners or other owners in an entity or arrangement treated as a partnership (or other flow-through entity) holding a bond should consult their tax advisors.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder. As used herein, the term U.S. Holder means a beneficial owner of a bond that, for U.S. federal income tax purposes, is:

●

an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

●	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if such trust has in effect a valid election to be treated as a United States person as defined in the Code for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons as defined in the Code have the authority to control all substantial decisions of such trust.

Interest

Interest on a bond generally will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is expected, and this discussion assumes, that the bonds will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. If, however, a bond’s stated principal amount exceeds its issue price by an amount that is greater than or equal to a specified de minimis amount, as determined under applicable U.S. Treasury Regulations, a U.S. Holder would be required to include the excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Disposition of a Bond

Upon the sale, exchange, redemption or other taxable disposition of a bond, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other taxable disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the bond. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “–Interest.” In general, a U.S. Holder’s adjusted tax basis in a bond will be equal to the initial purchase price of the bond paid by the U.S. Holder.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the bond has been held for more than one year. For individuals and other noncorporate U.S. Holders, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Capital losses are, with very limited exception, deductible only to the extent of capital gains recognized during the taxable year. Any excess capital losses may be carried over to, and deducted in, other taxable years, subject to certain limitations.

Tax on Net Investment Income

A 3.8% tax is imposed on all or a portion of the “net investment income” or “undistributed net investment income” (in the case of an estate or trust) of certain individuals, trusts and estates if their income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” or (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in most other cases). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income” or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For these purposes, “net investment income” will generally include interest (including interest paid on a bond), net gain attributable to the disposition of property (including gain from the sale, exchange, redemption or other taxable disposition of a bond) not held in a trade or business, other than a trade or business that consists of certain passive or trading activities, and certain other types of income, reduced by permitted deductions properly allocable to the income or gain. Prospective U.S. Holders should consult their own tax advisors regarding the implications of this net investment income tax based upon their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate U.S. Holders. Generally, we must report annually to the IRS the amount of interest that we paid to the U.S. Holder and the amount of tax that we withheld on that interest. In addition, backup withholding is required at the rate specified in the Code on such payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder otherwise establishes an exemption.

Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a Non-U.S. Holder. As used herein, the term Non-U.S. Holder means a beneficial owner of notes that is an individual, corporation, estate or trust (other than a grantor trust) for U.S. federal income tax purposes and that is not a U.S. Holder.

Interest

Subject to the discussion below under “–Information Reporting and Backup Withholding” and “–Foreign Account Tax Compliance,” all payments of interest on the bonds made to a Non-U.S. Holder will be exempt from U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, and (iv) either (A) the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury on the applicable IRS Form W-8 or on an applicable successor form (including any appropriate attachments), that it is not a United States person (as defined in the Code), and provides its name, address, and U.S. taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the bonds on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that the certification referred to in clause (A) has been received from the Non-U.S. Holder, and furnishes the applicable withholding agent with a copy thereof. Special certification procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries.

Except as described below under “–Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the bonds. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the bonds is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, in which case the Non-U.S. Holder will be required to furnish the applicable properly completed and executed IRS Form W-8 (or an applicable successor form) and any applicable attachments claiming the reduction in, or exemption from, withholding tax under the tax treaty and comply with any other applicable procedures.

Disposition of a Bond

Subject to the discussions below under “–Information Reporting and Backup Withholding” and “–Foreign Account Tax Compliance,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of bonds unless (i) the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder is described in (i), see “—Effectively Connected Income” below. If a Non-U.S. Holder is described in (ii), the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower rate applies under an applicable income tax treaty) on the amount by which the Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption or other disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

Effectively Connected Income

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if interest on the bonds or gain realized on a taxable disposition of bonds is effectively connected with the conduct of such trade or business (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs (provided that certain certification requirements are satisfied), generally will be required to file a U.S. federal income tax return and generally will be subject to regular U.S. federal income tax on such income or gain on a net income basis in the same manner as if it were a U.S. Holder (unless an applicable treaty provides otherwise). In addition, if such a Non-U.S. Holder is a non-U.S. corporation, such Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Information Reporting and Backup Withholding

The amount of interest paid to certain Non-U.S. Holders on the bonds and the tax withheld (if any) with respect to such interest, will be reported annually to the IRS, even if such Non-U.S. Holders are exempt from the 30% withholding tax described above. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information exchange agreement.

A Non-U.S. Holder will be subject to backup withholding on interest paid to such Non-U.S. Holder unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person as defined under the Code (and certain other conditions are met) or otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a disposition of bonds effected within the United States or through certain U.S.-related financial intermediaries by a Non-U.S. Holder, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a “United States person” as defined in the Code (and certain other conditions are met) or otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code and related Treasury guidance (collectively referred to as “FATCA”) generally impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of U.S.-source interest income (including interest paid on the bonds) unless various information reporting and diligence requirements are satisfied. This tax would generally apply in the case of bonds held through intermediaries that do not satisfy such requirements. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds a bond will affect the determination of whether such withholding is required. No additional amounts will be payable by us on account of any withholding obligation that is imposed with respect to payments on a bond as a result of the failure of any beneficial owner of a bond, or any intermediary through which it directly or indirectly owns such bond, to comply with the requirements of FATCA (or any other withholding tax provisions). Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Pursuant to recently proposed Treasury regulations, Treasury has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, redemption or other disposition of relevant financial instruments (but not interest). Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective holders of the bonds should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the bonds.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders of the bonds should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of bonds, including the tax consequences under state, local, non-U.S. and other tax laws, any applicable tax treaties and the possible effects of changes in United States or other tax laws.

UNDERWRITING

BNP Paribas Securities Corp., BofA Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters set forth below. Subject to the terms and conditions contained in the underwriting agreement dated the date hereof, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective amount of the bonds set forth opposite its name below:

Series 131
Underwriter		Principal Amount
BNP Paribas Securities Corp.	$
BofA Securities, Inc
U.S. Bancorp Investments, Inc
Wells Fargo Securities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

Total	$

The obligations of the several underwriters to purchase the bonds are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of bonds may be terminated. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act) or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

We expect to deliver the bonds on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T + 5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the bonds to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the bonds to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of % of the principal amount of the bonds. The underwriters may allow, and such dealers may re-allow, a discount not in excess of % of the principal amount of the bonds to certain brokers and dealers. After the initial public offering, the price to public, concession and discount may be changed.

Our expenses associated with the offer and sale of the bonds, excluding the underwriting discount, are estimated to be approximately $1 million and will be payable by us.

New Issue of Bonds

The bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange or for quotation of the bonds on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the bonds, the ability of the holders to sell their bonds or the price at which holders will be able to sell their bonds.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the bonds. These transactions may include purchases for the purpose of fixing or maintaining the price of the bonds.

The underwriters may create a short position in the bonds in connection with the offering. That means they sell a larger principal amount of the bonds than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase bonds in the open market to reduce the short position.

If the underwriters purchase the bonds to stabilize the price or to reduce their short position, the price of the bonds could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the bonds and any of such transactions may be discontinued at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility. In particular, the underwriters or their affiliates from time to time may hold outstanding first mortgage bonds issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the bonds. See “Use of Proceeds” in this prospectus supplement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice To Investors In Certain Jurisdictions

European Economic Area

The bonds may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

	(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

	(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

	(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

United Kingdom

The bonds may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

	(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

	(iii)	not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the bonds may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to ComEd.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the bonds in, from or otherwise involving the United Kingdom.

Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The bonds have not been offered or sold or will not be offered or sold by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “Ordinance”) or which do not constitute an offer to the public within the meaning of the Ordinance, and no advertisement, invitation or document relating to the bonds has been or will be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEA”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the bonds in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the bonds be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (“Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the bonds are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a Relevant Person which is:

(a)	a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the bonds except:

(1)	to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from any offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA; or (E) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore. Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the bonds are prescribed capital markets products (as defined in Section 309B(10) of the SFA) and excluded investment products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the bonds. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act

("FinSA") and no application has or will be made to admit the bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the bonds in Taiwan.

LEGAL MATTERS

Sidley Austin LLP, Chicago, Illinois, will render an opinion as to the validity of the bonds for us. Certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Exelon, Generation, ComEd, PECO, BGE, Pepco Holdings LLC, Pepco, DPL and ACE file combined reports under the Exchange Act. Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to ComEd is incorporated by reference in this prospectus supplement and the accompanying prospectus. We do not make any representation as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than ComEd in determining whether to invest in the bonds. You can also find more information about us from the sources described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the document listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

●	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2020.

●	ComEd’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2021.

●	ComEd’s Current Reports on Form 8-K filed March 9 and July 1, 2021.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement or the accompanying prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

ATLANTIC CITY ELECTRIC COMPANY

Debt Securities

_________________

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

●	debt securities;

●	common stock;

●	stock purchase contracts;

●	stock purchase units;

●	preferred stock in one or more series;

●	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

●	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

●	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

●	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

●	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

●	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

●	debt securities

Atlantic City Electric Company (ACE) may use this prospectus to offer and sell from time to time:

●	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange and NYSE Chicago, under the symbol “EXC.”

_________________

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is August 30, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL or ACE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

●	Exelon with respect to Securities issued by Exelon.

●	Generation with respect to Securities issued by Generation.

●	ComEd with respect to Securities issued by ComEd.

●	PECO with respect to Securities issued by PECO.

●	BGE with respect to Securities issued by BGE.

●	Pepco with respect to Securities issued by Pepco.

●	DPL with respect to Securities issued by DPL.

●	ACE with respect to Securities issued by ACE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE include those factors discussed herein, as well as the items discussed in (1) the combined 2018 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22, Commitments and Contingencies; and (2) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE as applicable, for the year ended December 31, 2018, filed with the SEC on February 8, 2019. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and ACE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation, one of the largest competitive electric generation companies in the United States as measured by owned and contracted MW, physically delivers and markets power across multiple geographic regions through its customer-facing business, Constellation. Constellation sells electricity and natural gas, including renewable energy, in competitive energy markets to both wholesale and retail customers. Generation leverages its energy generation portfolio to ensure delivery of energy to both wholesale and retail customers under long-term and short-term contracts, and in wholesale power markets. Generation operates in well-developed energy markets and employs an integrated hedging strategy to manage commodity price volatility. Generation's fleet also provides geographic and supply source diversity. Generation’s customers include distribution utilities, municipalities, cooperatives, financial institutions, and commercial, industrial, governmental, and residential customers in competitive markets. Generation’s customer-facing activities foster development and delivery of other innovative energy-related products and services for its customers.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the

City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

ATLANTIC CITY ELECTRIC COMPANY

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of southern New Jersey.

ACE was incorporated in New Jersey in 1924. ACE’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

●	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

●	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Exelon, Generation, ComEd, PECO and BGE’s combined Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to Pepco, DPL and ACE’s combined Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE each file reports and other information with the SEC. These documents are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation
Attn: Investor Relations
10 South Dearborn Street - 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

●	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description;

●	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	Exelon's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	Exelon’s Current Reports on Form 8-K filed with the SEC on January 22, 2019, April 16, 2019, May 3, 2019, May 8, 2019 and July 15, 2019.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

●	Generation’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	Generation's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	Generation’s Current Reports on Form 8-K filed with the SEC on April 16, 2019 and May 8, 2019.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

●	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	ComEd's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	ComEd's Current Reports on Form 8-K filed with the SEC on February 19, 2019 and July 15, 2019.

PECO Energy Company (Exchange Act File No. 000-16844)

●	PECO’s Annual Report on Form 10-K for the year ended December 31, 2018; and

●	PECO's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

●	BGE’s Annual Report on Form 10-K for the year ended December 31, 2018; and

●	BGE's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

●	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	Pepco's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	Pepco's Current Reports on Form 8-K filed with the SEC on June 13, 2019 and June 27, 2019.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

●	DPL’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	DPL's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	DPL's Current Report on Form 8-K filed with the SEC on June 13, 2019.

Atlantic City Electric Company (Exchange Act File No. 001-03559)

●	ACE’s Annual Report on Form 10-K for the year ended December 31, 2018;

●	ACE's Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2019 and August 1, 2019; and

●	ACE's Current Report on Form 8-K filed with the SEC on May 21, 2019.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$

Commonwealth Edison Company

First Mortgage      % Bonds, Series 131 due 2051

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PROSPECTUS SUPPLEMENT

August    , 2021
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Joint Book-Running Managers

BNP PARIBAS

BofA Securities

US Bancorp

Wells Fargo Securities

SMBC Nikko

TD Securities
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